Exhibit 99.3

SECOND AMENDMENT TO THE

ROSETTA STONE INC.

2009 OMNIBUS INCENTIVE PLAN

This Second Amendment (this “Amendment”) to the Rosetta Stone Inc. 2009 Omnibus Incentive Plan (the “Plan”) is made by Rosetta Stone Inc. (the “Company”).  This Amendment is effective as of February 22, 2012 (the “Amendment Effective Date”), provided the Company’s shareholders approve the adoption of this Amendment within one year after the Amendment Effective Date.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Plan.

WHEREAS, Section 16.1 of the Plan provides that the Board may amend the Plan at any time, subject to certain exceptions;

WHEREAS, the Board has determined that it is in the best interests of the Company to (1) increase the maximum total number of shares of Stock that may be issued by 1,122,930 shares from 3,437,744 shares to 4,560,674 shares, (2) replace the specific limitation on the number of shares that may be granted as Full Value Awards with an alternate method of calculating the number of shares of Stock remaining available for issuance under the Plan (i.e., a “flexible share pool”), and (3) assign a ratio for counting share usage upon issuance of Awards in connection with the establishment of the flexible share pool; and

WHEREAS, the Board now desires to amend the Plan as provided below.

NOW, THEREFORE, pursuant to Section 16.1 of the Plan, the Board amends the Plan as follows:

1.              Amendments.

A.                                    Section 2.19 is deleted in its entirety and the following substituted therefor:

“2.19                     “Fair Market Value” of the Stock as of any particular date means a price that is based on the opening, closing, actual, high, low, or average selling prices of a share of Stock reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion.  Unless the Committee determines otherwise, Fair Market Value means

(a)                                  the closing sale price of the Stock on that date, if the Stock is traded on that date, or

(b)                                 the closing sale price of the Stock on the last trading date immediately preceding that date, if the Stock is not traded on that date;

provided, however, that (x) if the Stock is not so traded, or (y) if, in the discretion of the Committee, another means of determining the fair market value of a share of Stock at such date shall be necessary or advisable, the Committee may provide for another method or means for determining such fair market value, which method or means shall comply with the requirements of a reasonable valuation method as described under Section 409A.”

B.                                    Section 4.1(a) is deleted in its entirety and the following substituted therefor:

“(a)                            Unless otherwise authorized by the shareholders of the Company and subject to adjustment as provided in Section 4.5, the total number of shares of Stock available for grant under the Plan, including shares subject to Awards previously issued and outstanding under the Plan, may not exceed 4,560,674 (which includes 3,437,744 shares of Stock authorized under the Plan prior to February 22, 2012) (the “Authorized Shares”).”

C.                                    Section 4.1(d) is deleted in its entirety and the following substituted therefor:

“(d)                           Each of the foregoing numerical limits stated in this Section 4.1 shall be subject to adjustment in accordance with the provisions of Section 4.5.”

D.                                    Section 4.2 is deleted in its entirety and the following substituted therefor:

“4.2                           Shares That Count Against Limit.  The following rules shall apply in determining the number of shares of Stock remaining available for grant under the Plan:

(a)                                  While an Award is outstanding, it shall be counted against the authorized pool of shares of Stock, regardless of its vested status.

(b)                                 The grant of an Option or SAR shall reduce the shares of Stock available for grant under the Plan by one (1) share of Stock for each share of Stock subject to such Award.

(c)                                  Commencing on February 22, 2012, each grant of Restricted Stock, RSU, Performance Stock Awards, Performance Unit Awards, Performance Share, or any Other Stock-Based Awards which are Full Value Awards shall reduce the authorized Stock pool by 1.47 shares of Stock for each share of Stock subject to such Full Value Award.

(d)                                 To the extent that an Award is settled in cash rather than in shares of Stock, the shares of Stock reserved for such Award shall not be deducted from the authorized Stock pool, and such number of credited shares of Stock may again be made subject to Awards under the Plan.

(e)                                  To the extent shares of Stock are withheld from any Award by the Company as full or partial payment of taxes applicable to any Award, such shares shall not be added back to the number of shares of Stock available for issuance under the Plan.

(f)                                    Shares of Stock tendered by a Participant to pay the exercise price of any Option or to satisfy tax-withholding obligations of any Award shall not be added to the authorized Stock pool.

(g)                                 When a SAR is settled in shares of Stock, the number of shares of Stock subject to the SAR under the SAR Award Agreement will be counted against the aggregate number of shares of Stock with respect to which Awards may be granted under the Plan as one (1) share for every share subject to the SAR, regardless of the number of shares used to settled the SAR upon exercise.

(h)                                 If any Award granted under this Plan is cancelled, forfeited, terminates, expires, or lapses for any reason, any shares of Stock subject to such Award again shall be available for the grant of an Award under the Plan.  Without limiting the foregoing, to the extent a Full Value Award is forfeited prior to the expiration of the applicable Period of Restriction or Performance Goal period (as applicable), the same number of shares of Stock shall be added to the authorized Stock pool as were deducted when such Award first was granted.”

E.                                      Section 4.3 is deleted in its entirety and the following substituted therefor:

“4.3                           Non-Transferability. Except as specified in the applicable Award Agreement or in domestic relations court orders, an Award shall not be transferable by the Holder other than by will or under the laws of descent and distribution, and shall be exercisable, during the Holder’s lifetime, only by him or her; provided, however, no Award may be transferred for value.  Any attempted assignment of an Award in violation of this Section shall be null and void.  In the discretion of the Committee, any attempt to transfer an Award other than under the terms of the Plan and the applicable Award Agreement may terminate the Award.”

F.                                      Section 4.5(c) is amended by deleting the terms immediately preceding Section 4.5(c)(1)it in its entirety and substituting the following therefor:

“(c)                            If while unexercised Awards remain outstanding under the Plan (1) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than an entity that was wholly-owned by the Company immediately prior to such merger, consolidation or other reorganization), (2) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity (other than an entity wholly-owned by the Company), (3) the Company is to be dissolved or (4) the Company is a party to any other corporate transaction (as defined under section 424(a) of the Code and applicable Department of Treasury regulations) that is not described in clauses (1), (2) or (3) of this sentence (each such event is referred to herein as a “Corporate Change”), then, except as a result of the Committee’s effectuation of one or more of the alternatives described below, there shall be no acceleration of the time at which any Award then outstanding may be exercised, and no later than ten days after the consummation of such Corporate Change, the Committee, acting in its sole and absolute discretion without the consent or approval of any Holder, shall act to effect one or more of the following alternatives, which may vary among individual Holders and which may vary among Awards held by any individual Holder (provided that, with respect to a reincorporation merger in which Holders of the Company’s ordinary shares will receive one ordinary share of the successor corporation for each ordinary share of the Company, none of such alternatives shall apply and, without Committee action, each Award shall automatically convert into a similar award of the successor corporation exercisable for the same number of ordinary shares of the successor as the Award was exercisable for ordinary shares of Stock of the Company):”

G.                                    Section 9.10 is amended by deleting it in its entirety and substituting the following therefor:

“9.10                     Dividend Equivalents.  An Award Agreement for a Performance Stock Award or Performance Unit Award may specify that the Holder shall be entitled to the payment of Dividend Equivalents under the Award; provided that, no credited Dividend Equivalents shall be distributed (without interest) to the Holder unless, and only if, the restrictions imposed on the applicable Performance Stock Award and/or Performance Unit Award lapse.”

H.                                    Section 16.1 is amended by deleting it in its entirety and substituting the following therefor:

“16.1                     Amendment, Modification, Suspension, and Termination. Subject to Section 16.2, the Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan and the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate any Award Agreement in whole or in part; provided, however, that, without the prior approval of the Company’s stockholders and except as provided in Section 4.5, the Committee shall not directly or indirectly lower the Option Price of a previously granted Option or the grant price of a previously granted SAR, cancel a previously granted Option or previously granted SAR for a payment of cash, other property or other Awards if the aggregate fair market value of such Award is less than the aggregate Option Price of such Award in the case of an Option or the aggregate grant price of such Award in the case of a SAR, and no amendment of the Plan shall be made without stockholder approval if stockholder approval is required by applicable law or stock exchange rules.”

2.              Effect of Amendment.

On and after the effectiveness of this Amendment, each reference in the Plan to “this Plan”, “hereunder”, “hereof” or words of like import referring to the Plan, shall mean and be a reference to the Plan, as amended by this Amendment.  Except as amended hereby, the Plan continues and shall remain in full force and effect in all respects.